Exhibit T3A.49
CERTIFICATE OF INCORPORATION
OF
THE CIT GROUP/EQUIPMENT FINANCING, INC.
          1. The name of the corporation is The CIT Group/Equipment Financing, Inc. (the “Corporation”).
          2. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle in the State of Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.
          3. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).
          4. The Corporation is authorized to issue one thousand (1,000) shares of Common Stock, $.01 par value.
          5. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law (including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof), as the same may be amended and supplemented from time to time.
          6. The Board of Directors shall have the power to adopt, amend or repeal By-laws of the Corporation, subject to the right of the stockholders of the Corporation to adopt, amend or repeal any By-law.
          7. The Corporation shall, to the fullest extent permitted by the General Corporation Law (including, without limitation, Section 145 thereof), as the same may be
STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 06:00 PM 11/28/2000
001592766 — 3321556

amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under the General Corporation Law. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled, whether as a matter of law under any By-law of the Corporation by agreement by vote of stockholders or disinterested directors of the Corporation or otherwise.
          8. The election of directors of the Corporation need not be by written ballot, unless the By-laws of the Corporation otherwise provide.
          9. Steven J. Spencer is the sole incorporator and his mailing address is c/o Schulte Roth & Zabel LLP, 900 Third Avenue, New York, NY 10022.

Date: November 27, 2000
/s/ Steven J. Spencer
Steven J. Spencer
Sole Incorporator